 EXHIBIT 4.74

Extension of Debenture Maturity Date

TO Intellipharmaceutics International Inc. (the "Company")

RE: Debenture dated September 1, 2018 with an original face amount of US$500,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently November 30, 2020) is extended to May 31, 2021.

DATED effective November 30, 2020.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi